Filed Pursuant to Rule 433

Registration Nos.: 333-210906 and

333-210906-01

Free Writing Prospectus dated October 31, 2017

Nissan Master Owner Trust Receivables

Issuing Entity

Nissan Wholesale Receivables Corporation II	Nissan Motor Acceptance Corporation
Depositor	Sponsor and Servicer

NISSAN MASTER OWNER TRUST RECEIVABLES, SERIES 2017-C

The depositor has prepared a preliminary prospectus dated October 31, 2017 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.
Series 2017-C Notes	Aaa(sf)	AAAsf

It is a condition to the issuance of the Series 2017-C notes that, on the closing date, the notes receive the ratings listed above.

Underwriters

Mizuho Securities	BofA Merrill Lynch	Lloyds Securities	MUFG

BNP PARIBAS	Scotiabank	SMBC Nikko	TD Securities

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File Number 333-210906) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-271-7403.